Consent of Independent Auditors

The Board of Directors
C-COR Electronics, Inc. and Subsidiaries:

The audits referred to in our report dated August 12, 1998, included the related financial statement schedule as of June 26, 1998, and for each of the years in the three-year period ended June 26, 1998, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 2-95959, 33-27440, 33-35208, 33-66590 and 333-02505) on Form S-8 of C-COR
Electronics, Inc. and Subsidiaries of our report, related to the consolidated balance sheets of C-COR Electronics, Inc. and Subsidiaries as of June 26, 1998 and June 27, 1997, and the related consolidated statements of operations, cash flows and shareholders' equity and related financial statement schedule for each of the years in the three-year period ended June 26, 1998, which report is incorporated by reference in the June 26, 1998 annual report on Form 10-K of C-COR Electronics, Inc. and Subsidiaries.

/s/ KPMG Peat Marwick LLP
State College, Pennsylvania
September 24, 1998